Exhibit 99.1

FOR IMMEDIATE RELEASE

LARRY D. BOUTS APPOINTED TO THE BOARD OF CHICAGO PIZZA & BREWERY, INC.

Huntington Beach, California, April 22, 2004 - Chicago Pizza & Brewery, Inc. (NASDAQ: CHGO) announced that it has appointed Larry D. Bouts to its Board of Directors. As Founder of IndiGo Ventures, LLC, Mr. Bouts currently serves as an investor and advisor to several early stage companies in various industry segments including: technology, energy, human resources, as well as consumer oriented businesses. Previously, Mr. Bouts acted as Chairman and CEO of Six Flags Theme Parks. Prior to that, as President of the International Division of Toys “R” Us, he led the expansion throughout Canada, Europe, Australia, Southeast Asia and Japan, successfully developing a profitable multi-billion dollar offshore retail brand in over 20 countries. In addition, Mr. Bouts spent 13 years at PepsiCo, Inc. where he held various planning and finance positions, including CFO of Pepsi Foods Service, the domestic fountain beverage division, and PepsiCo Foods International, the international arm of Frito-Lay. He also served for 5 years as a junior officer in the US Navy.

Mr. Bouts holds a Bachelor of Arts degree in Mathematics from Hiram College and an MBA degree in Finance from The Wharton School at the University of Pennsylvania.

Chairman and co-CEO, Paul Motenko remarked, “We are very pleased to welcome Larry to our Board. His extensive experience in building successful businesses and his demonstrated leadership skills should prove to be a tremendous asset to our company as we continue our goal of developing a national restaurant presence. Larry brings significant hospitality and consumer growth experience to our Board, and we look forward to his contributions.”

Mr. Bouts joins Shann M. Brassfield, James A. Dal Pozzo, Steven C. Leonard, John F. Grundhofer and J. Roger King as independent directors.